Exhibit 99.3

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of Horizon Bancorp, and any amendments thereto, as a person who is about to become a director on Horizon Bancorp’s Board of Directors in connection with the merger of Horizon Bancorp and LaPorte Bancorp, Inc., and consents to the filing of this consent as an exhibit to the Registration Statement.

May 18, 2016

/s/ Michele M. Thompson
Michele M. Thompson